W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY ANNOUNCES APPOINTMENT

OF NEW CHAIRMAN OF THE BOARD

Greenville, WI, February 24, 2006--School Specialty (NASDAQ:SCHS), the leading education company providing supplemental learning products to the preK-12 market, today announced that the Board of Directors has named Terry L. Lay to the non-executive position of Chairman of the Board for School Specialty.

Mr. Lay has served as a director of School Specialty since June 2004. He retired from VF Corporation in June 2005 having last served as its Vice President and Chairman -- Global Jeanswear Coalition. Mr. Lay has been active in many organizations, and formerly served on the board of directors of the American Apparel and Footwear Association.

Leo C. McKenna, Chairman since September 2002, will continue to be an active board member. "We appreciate the leadership and guidance Leo has given us as Chairman and look forward to many years of the same with Terry," said Dave Vander Zanden, President and Chief Executive Officer of School Specialty, Inc.

About School Specialty, Inc.

School Specialty is an education company that provides innovative and proprietary products, programs, and services to help educators engage and inspire students of all ages and abilities. Through leading brands, School Specialty designs, develops, and provides PreK-12 educators with the latest and very best curriculum, supplemental learning resources, and classroom basics. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors, and school administrators ensure that every student reaches his or her full potential. For more information about School Specialty, visit www.schoolspecialty.com.

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